SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:
Filed by a Party other than the Registrant:	X

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
X	Definitive Additional Materials
Soliciting Material Under Rule 14a-12

OMEGA PROTEIN CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

On June 6, 2016, Wynnefield Capital, Inc. and its affiliates issued a press release.

A copy of the press release is attached herewith as Exhibit A.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with Michael N. Christodolou and David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield has filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

EXHIBIT A

Wynnefield Capital COMPELLED TO sue Omega Protein for failure to make available full set of books and Records

Omega Rejects Wynnefield’s Normal Course Request for Shareholder Lists – Very Same Lists that Omega is Currently Using to Communicate with and Solicit Stockholders

Amplifies Continued Corporate Governance Failures by a Stockholder-Unfriendly Board, which is now Restricting Wynnefield’s Ability to Directly Communicate with its Fellow Stockholders

Omega Doing Everything Possible to Impede the Election of Michael Christodolou, Nominee Superior to Current Director Gary Ermers

NEW YORK, JUNE 6, 2016 – Wynnefield Capital and its affiliates (collectively, “Wynnefield”), longstanding stockholders of Omega Protein Corporation (NYSE: OME) (“Omega” or the “Company”) with a 7.9% ownership interest, was forced on June 3, 2016 to file a complaint against Omega in Nevada state court, seeking that Omega be compelled to produce all the stockholders lists that Omega has in their possession and that Wynnefield has requested under the relevant Nevada Regulatory Statutes. The complaint additionally seeks to enjoin or temporarily stay Omega’s Annual Meeting until Wynnefield has had an opportunity to inspect all such requested books and records and thereafter communicate with its fellow stockholders. Omega’s Annual Meeting of stockholders is currently scheduled for June 28, 2016.

Among the materials that Omega refuses to provide for inspection, include:

•	Any lists / documents which set forth the name, contact information, and number of shares owned by each beneficial owner of common stock who has not objected to having his/her name disclosed (commonly referred to as NOBO materials for “non-objecting beneficial owners.”)

•	A list of all owners who hold common stock in the name of Cede & Co. or any other clearing agency of other similar nominees.

Wynnefield believes that Omega has repeatedly and improperly refused to provide Wynnefield access to these commonly provided materials in order to create an unlevel playing field to give the Company a distinct advantage in this proxy contest. Indeed, the requested materials are in Omega’s possession / control and would not require Omega to expend any additional time or costs to produce. Moreover, the Company is actively using these same materials to directly communicate with Omega stockholders.

Nelson Obus, President of Wynnefield, said “We are entitled to inspect and copy the books and records that Omega has failed to provide and, therefore, we will see this litigation through to ensure that stockholder rights are not compromised.”

Wynnefield has done all in its power to follow customary practices in requesting these materials in order to save Omega’s stockholders from bearing the burden of needless expense of litigation, but strongly believes that Omega’s sole objective is to prevent Wynnefield from effectively making its case directly with its fellow stockholders.

As noted in the complaint, because a large percentage of Omega’s shares are likely held by nominal holders, the materials sought include Cede and NOBO materials, which are necessary to discover the identity of certain beneficial owners of Omega shares. Without such normal course information, Wynnefield cannot contact Omega’s full stockholder base, and therefore, cannot run an effective proxy campaign.

Mr. Obus noted, “Wynnefield is determined to give Omega stockholders the opportunity to elect Michael Christodolou to the Company’s Board to replace Gary Ermers. Mr. Ermers has never been elected by stockholders, has no prior public company board experience, helped fuel the Company’s disastrous foray into the Human Nutrition business and seemingly either endorses the Company’s corporate governance failures or is afraid to object to them.”

“No one should be surprised by the Omega Board’s most recent blatant obstructionist tactic. This is the same Board that has historically been unresponsive to stockholders’ concerns and has put their interests before stockholders. Over the last year the Omega Board has, in our view, done everything it can to impede the will of its stockholders, particularly the ability to nominate independent directors. This is the same Board that has on multiple occasions unilaterally amended its By-Laws for what appears to be the sole purpose of entrenching itself at the expense of stockholders. This is the same Board that ran what we believe to be a sham strategic review process that took nine months and resulted in nearly nothing, including a discretionary stock buy-back program. And this is the same misaligned Board that has endorsed a business strategy reliant on capital misallocation and the squandering of $168 million ($7 per share) into a failed Human Nutrition business.

“Omega’s Board desperately needs fresh and experienced voices. Stockholders now have an exceptional opportunity before them to strengthen the performance and governance of their company through the election of highly qualified nominee Michael Christodolou to the Board. Wynnefield looks forward to directly engaging with stockholders, who will ultimately decide on the best course for creating – and the leadership that will drive the strategy to achieve – sustained value for Omega and its stockholders. But stockholders need Omega to play fair and square, and to fulfill its legal and governance obligations,” Mr. Obus concluded.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield”) together with Michael N. Christodolou, David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). On May 31, 2016, Wynnefield filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Investors and security holders may obtain free copies of Wynnefield’s definitive proxy statement and related materials (if and when available) filed with the SEC by Wynnefield through the web site maintained by the SEC at http://www.sec.gov.

A summary of Wynnefield’s analysis of Omega’s capital misallocation and critique of its governance deficiencies, as well as biographical information of each of Wynnefield’s proposed nominees, is contained in the 2016 Proxy Statement, which can be found at: https://www.sec.gov/Archives/edgar/data/1053650/000114420416105680/0001144204-16-105680-index.htm

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Media:

Mark Semer or Daniel Yunger

KEKST

mark.semer@kekst.com / daniel.yunger@kekst.com

212.521.4800